                                                                     EXHIBIT 2.5
                 E-CENTIVES, INC. COMMON STOCK PURCHASE WARRANT


        THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS.

                                e-centives, Inc.

                          COMMON STOCK PURCHASE WARRANT

                  ---------------------------------------------

        This warrant (this "WARRANT") certifies that, for good and valuable consideration, e-centives, Inc. a Delaware corporation (the "COMPANY"), grants to Inktomi Corporation, a Delaware corporation, or its permitted assigns (the "WARRANTHOLDER"), the right to subscribe for and purchase from the Company, at any time during the Exercise Period (as defined herein), such portion of up to One Million Eight Hundred Sixty Thousand Five Hundred Seventy Seven (1,860,577) Shares ("BASE AMOUNT") of Common Stock (as defined below) which have become Vested Warrant Shares, as determined in accordance with Section 2.4 of this Warrant, at the exercise price per share of $5.51 (the "EXERCISE PRICE"), all subject to the terms, conditions and adjustments herein set forth. The number of Warrant Shares and the Exercise Price are subject to adjustment as provided in Articles III and VI.

I. DEFINITIONS

        1.1 DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

        "AFFILIATE" with respect to any Person, shall mean: any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person.

        "ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of January 18, 2001 between the Company and the initial Warrantholder.

        "BASE AMOUNT" has the meaning set forth in the preamble above.

        "BOARD OF DIRECTORS" means the Board of Directors of the Company.

        "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which national banks are authorized by law to close in the State of Maryland.

        "CAPITAL EVENT" means: (a) any sale, lease, exchange or other transfer of all or substantially all of the property, assets or business of the Company;
(b) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (c) any redemption of all of outstanding

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Common Stock; and (d) any merger, consolidation or other business combination to which the Company is a party and in which it is not the continuing, public corporation.

        "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

        "EXCHANGE ACT" mean the Securities Exchange Act of 1934, as amended from time to time.

        "FAIR MARKET VALUE" means, with respect to a share of Common Stock on any date, (a) the average of the Closing Prices (as defined below) over the five
(5) consecutive trading days ending on the date that is two (2) trading days prior to the date as of which the Fair Market Value is being determined, or (b) if there shall not then be a public market for the Common Stock, the fair market value per share of Common Stock as determined by the Board of Directors in good faith exercising its fiduciary duties. For purposes of this Agreement, a "Closing Price" means, for any day, the average of the high and low closing prices of the Common Stock on such day (i) as reported on the Nasdaq National Market ("Nasdaq") system, if the Common Stock is then listed on Nasdaq, or (ii) if the Common Stock is not then so listed, but is then listed on SWX New Market of the SWX Swiss Exchange, as reported by the SWX New Market of the SWX Swiss Exchange, after applying the CHF-USD exchange rate, as determined at 5 p.m., Swiss time, on such day, by swissfirst Bank, AG.

        "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, local or other governmental authority or regulatory body having jurisdiction over the Company, its Affiliates or the Warrantholder.

        "OUTSTANDING" means, when used with reference to Common Stock, on any date, all issued shares of Common Stock on such date, except shares then owned or held by or for the account of the Company, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

        "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

        "VESTED WARRANT SHARES" means the shares of Common Stock issued or issuable upon exercise of this Warrant.

        "WARRANT PERIOD" means the twelve (12) month time period starting from the Closing Date (as defined in the Asset Purchase Agreement) and ending on the one (1) year anniversary of the Closing Date.

II. EXERCISE OF WARRANT

        2.1 EXERCISE PERIOD. The Warrantholder may exercise this Warrant on any Business Day starting on the day after the end of the Warrant Period and ending at 5:00 p.m., Eastern Standard Time, on January 18, 2006 (the "EXERCISE PERIOD"), for all or any part of the then Vested Warrant Shares (but not as to any shares other than the Vested Warrant Shares).

        2.2 EXERCISE PROCEDURE. To exercise this Warrant, the Warrantholder shall deliver to the Company at its address set forth in Section 10.5: (a) payment of the aggregate Exercise Price in the manner provided in Section 2.3 (as computed by multiplying (A) the Exercise Price as of such date by (B) the number of shares of Common Stock for which the Warrantholder is exercising this Warrant at

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such time); (b) a completed and properly executed Notice of Exercise in substantially the form attached hereto as Annex I; and (c) this Warrant. Upon receipt of the aggregate Exercise Price and the required deliverables pursuant to the preceding sentence, the Company shall, within five (5) Business Days thereafter, subject to receipt of any required regulatory approvals (including expiration of any required waiting period), deliver to the Warrantholder duly executed certificate(s) representing the aggregate number of shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a Warrant Share as provided in Section 2.7. Such stock certificate(s) shall be in such denominations and registered in the name(s) set forth in the Notice of Exercise. If this Warrant shall have been exercised in part, the Company shall deliver to the Warrantholder a new warrant evidencing the rights of the Warrantholder to purchase the remaining Warrant Shares issuable (which shall in all other respects be identical to this Warrant).

        2.3 PAYMENT OF EXERCISE PRICE. The Exercise Price may be payable hereunder by the delivery by certified check or by wire transfer of immediately available funds to the account of the Company of an amount equal to the Exercise Price. The Warrantholder may elect to exercise the Warrant in a cashless exercise in lieu of payment of an amount equal to the Exercise Price, pursuant to which the Warrantholder will receive that number of shares of Common Stock equal to the quotient obtained by dividing (A-B)(C) by A where:

               (A) = the Fair Market Value of one share of Common Stock on the date that the Warrantholder delivers the Notice of Exercise;

               (B) = the Exercise Price for one share of Common Stock under this Warrant (as adjusted to the date of such calculation); and

               (C) = the number of Warrant Shares issuable upon exercise of this Warrant or, if only a portion of the Warrant is being exercised, the number of Warrant Shares to be acquired as set forth in the Notice of Exercise (at the date of such calculation).

If the above calculation results in a negative number, then no Warrant Shares shall be issued or issuable upon exercise of this Warrant.

        2.4 VESTED WARRANT SHARES. The number of Vested Warrant Shares shall be equal to the Base Amount multiplied by the Vesting Multiplier determined as provided below in this Section 2.4. (For purposes of determining the Vesting Multiplier under this Section 2.4, "REVENUE" shall be determined in accordance with the procedures and methods set forth in Annex II attached hereto.)

               (i) if Revenue achieved during the Warrant Period is $17,500,000 or greater but is less than $20,000,000, the Vesting Multiplier shall equal 1/3 (33-1/3%).

               (ii) if Revenue achieved during the Warrant Period is $20,000,000 or greater but is less than $25,000,000, the Vesting Multiplier shall equal 2/3 (66-2/3%).

               (iii) if Revenue achieved during the Warrant Period is $25,000,000 or greater, the Vesting Multiplier shall equal 1 (100%).

               (iv) if Revenue achieved during the Warrant Period is less than $17,500,000, the Vesting Multiplier shall equal 0 (0%).

Any determination of whether the criteria for shares becoming Vested Warrant Shares, and which level of Revenue has been achieved, shall be made in accordance with this Section 2.4, Annex II attached hereto and Section 2(i) of the Asset Purchase Agreement.

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        2.5 EXERCISE UPON CERTAIN CONDITIONS. The Warrantholder may immediately exercise this Warrant and the number of Vested Warrant Shares shall be equal to the Base Amount (as adjusted pursuant to Section III below) if the Company (i) sells or otherwise disposes of substantially all of the Acquired Assets (as defined in the Asset Purchase Agreement); or (ii) effects a fundamental change in the operation of the Commerce Product Business from the way the Commerce Product Business was conducted at Closing (as defined in the Asset Purchase Agreement).

        2.6 PAYMENT OF TAXES. The Company shall pay all stamp taxes and other similar charges with respect to the issue or delivery of Common Stock hereunder. The Company shall not be required to pay any transfer tax or other similar charge imposed in connection with the issue of any stock certificate in any name other than that of the Warrantholder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the reasonable satisfaction of the Company that no such tax or other charge is due.

        2.7 FRACTIONAL SHARES. The Company shall not be required to issue any fractional shares of Common Stock upon exercise of this Warrant. In lieu of any fractional share to which the Warrantholder would otherwise be entitled upon exercise of this Warrant, the Company shall make a cash payment in an amount equal to the product of (a) the Fair Market Value per share of Common Stock on the date of exercise multiplied by (b) the fraction of a share.

III. ADJUSTMENTS

        3.1 INTRODUCTION. The number of Warrant Shares and the Exercise Price of this Warrant shall be subject to adjustment from time to time as set forth in this Article III. The Company shall give the Warrantholder notice of any event described below which requires an adjustment pursuant to this Article III.

        3.2 ADJUSTMENT OF EXERCISE PRICE AND WARRANT SHARES FOR STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If at any time during the Exercise Period the Company shall: (a) declare a dividend payable in, or other distribution to all holders of Outstanding shares of Common Stock of, Common Stock; (b) subdivide or split its Outstanding shares of Common Stock into a larger number of shares of Common Stock; or (c) combine or reclassify its Outstanding shares of Common Stock into a smaller number of shares of Common Stock, then: (i) the number of shares of Common Stock for which this Warrant is exercisable upon the occurrence of any such event (including the Base Amount and Unvested Warrant Shares) shall be adjusted to equal the product of (A) the number of such shares of Common Stock without giving effect to such event multiplied by (B) a fraction, the numerator of which is the number of Outstanding shares of Common Stock after giving effect to such event and the denominator of which is the number of Outstanding shares of Common Stock without giving effect to such event; and (ii) the Exercise Price shall be adjusted to equal the product of (A) the Exercise Price without giving effect to such adjustment multiplied by (B) a fraction, the numerator of which is the number of Warrant Shares without giving effect to such event and the denominator of which is the number of Warrant Shares after giving effect to such event.

        3.3 ADJUSTMENT OF EXERCISE PRICE AND WARRANT SHARES UPON CERTAIN DISTRIBUTIONS. If, at any time during the Exercise Period, the Company shall distribute to all holders of shares of Common Stock cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer, or other assets or rights or warrants to subscribe for or purchase securities of the Company, in each case excluding distributions that result in adjustment pursuant to Section 3.2 (the "DISTRIBUTED ITEMS"), then the Exercise Price shall be adjusted according to the following formula:

Exercise Price = Exercise Price x (Fair Market Value of a Warrant Share -- FMV
                 of Distributed Items)

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               Fair Market Value of a Warrant Share

For purposes of this Section 3.3, the term "FMV OF DISTRIBUTED ITEMS" shall mean the fair market value of the Distributed Items to which the holder of one share of Common Stock would be entitled to receive in such distribution, as determined by the Board of Directors in good faith exercising its fiduciary duties. Upon the occurrence of an adjustment of the Exercise Price pursuant to this Section 3.3, the number of Warrant Shares shall be adjusted according to the following formula:

          Warrant Shares =  Warrant Shares x Exercise Price (without adjustment)
                            Exercise Price (giving effect to adjustment)

        3.4 WHEN ADJUSTMENTS ARE TO BE MADE. Adjustments pursuant to this
Article III shall be made whenever and as often as any event necessitating an adjustment shall occur, except that any such adjustment may be postponed until the earlier of: (a) three (3) years following the date of such event; or (b) the date of exercise of this Warrant, if such adjustment either by itself or together with other such adjustments not previously made would add or subtract less than one percent (1%) of the number of Warrant Shares for which this Warrant is exercisable immediately prior to the making of such adjustment. Any such postponed adjustment shall be carried forward and made on the earliest of:
(x) the date of exercise of this Warrant; (y) the date on which such postponed adjustment, together with any other required but unmade adjustments, would result in an adjustment of sufficient magnitude to be required to be made pursuant to this Section 3.4; or (z) three (3) years following the date of the event necessitating the adjustment. For the purpose of this Section 3.4, an event necessitating an adjustment shall be deemed to have occurred at the close of business on the date of its occurrence.

IV. NOTICES TO THE WARRANTHOLDER

        4.1 NOTICE OF CAPITAL EVENT.If, at any time during the Exercise Period, there shall be proposed a Capital Event, then the Company shall promptly deliver to the Warrantholder a certificate executed by an officer of the Company: (a) setting forth, in reasonable detail, the circumstances surrounding the Capital Event; (b) the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Capital Event; and (c) describing the number and kind of other shares of stock or other securities or property for which the warrant of the Successor (as defined in Section 6.1) issued to the Warrantholder in exchange for this Warrant upon such Capital Event pursuant to Section 6.1 will be exercisable.

        4.2 Notice of Adjustments. Whenever an event necessitating an adjustment to this Warrant pursuant to Article III occurs (regardless of whether such adjustment may be postponed pursuant to Section 3.4), the Company shall promptly deliver to the Warrantholder a certificate executed by an officer of the
Company: (a) setting forth, in reasonable detail, the event necessitating such adjustment and the method by which such adjustment was calculated; and (b) specifying the number of Warrant Shares and the Exercise Price, in each case giving effect to the adjustment.

        4.3 MAINTENANCE OF OFFICERS' CERTIFICATES. The Company shall keep at its office located at the address set forth in Section 11.5 copies of all officers' certificates provided to the Warrantholder pursuant to Sections 4.1 and 4.2 and cause the same to be available for inspection at said office during normal business hours by the Warrantholder or any prospective purchaser of this Warrant designated by the Warrantholder.

V. RESTRICTIONS ON TRANSFER

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        5.1 RESTRICTIONS ON TRANSFER. The Warrantholder, by its acceptance of this Warrant, agrees to be bound by the provisions of this Article V and acknowledges and confirms that this Warrant and any Warrant Shares issued upon exercise of all or part of this Warrant have not been registered under the Securities Act or any applicable state securities laws, and may not be sold or transferred except in compliance with and subject to the Securities Act and such state securities laws. Unless and until this Warrant and such Warrant Shares have been registered under the Securities Act and such state securities laws, the Company may require, as a condition to effecting any sale or transfer of this Warrant or such Warrant Shares on the books of the Company, an opinion of counsel reasonably satisfactory to the Company to the effect that an exemption from registration under the Securities Act and such state securities laws is available for the proposed transfer or assignment; provided, however, that if the Warrant Shares have been held by the Warrantholder for at least one (1) year and are proposed to be sold in compliance with Rule 144 under the Securities Act, no such opinion of counsel shall be required. Any purported sale or transfer of this Warrant and/or such Warrant Shares shall be null and void unless made in compliance with the conditions set forth in this Article V. Except as provided in Section 5.3, (a) this Warrant and any warrant of the Company issued in exchange or replacement for this Warrant shall be stamped or otherwise imprinted with a legend in substantially the form set forth on the cover of this Warrant; and (b) each stock certificate for Warrant Shares issued upon the exercise of this Warrant and each stock certificate issued upon the transfer of any such Warrant Shares shall be stamped or otherwise imprinted with a legend substantially to the same effect.

        5.2 TERMINATION OF RESTRICTIONS. The restrictions imposed by Section 5.1 upon the transferability of this Warrant and the Warrant Shares shall terminate:
(a) when and so long as this Warrant or such Warrant Shares shall have been effectively registered under the Securities Act and transferred in compliance therewith; or (b) when the Company shall have received an opinion of counsel reasonably satisfactory to it that this Warrant or such Warrant Shares may be transferred without registration thereof under the Securities Act; provided, however, that if the Warrant or the Warrant Shares have been held by the Warrantholder for at least one (1) year and are proposed to be sold in compliance with Rule 144 under the Securities Act, no such opinion of counsel shall be required. Whenever the legend requirements imposed by Section 5.1 shall terminate as to this Warrant or any Warrant Shares, the holder of this Warrant or such Warrant Shares shall be entitled to receive from the Company, at the Company's expense, a new warrant or a new stock certificate representing such Warrant Shares, as the case may be, not bearing the restrictive legend described in Section 5.1.

        5.3 LOCK-UP RESTRICTIONS. The Warrant and the Warrant Shares are subject to restrictions on transfer set forth in the lock-up agreement to be entered into pursuant to Section 7(a)(vii) and Exhibit D of the Asset Purchase Agreement.

        5.4 COMPLIANCE WITH SECURITIES LAWS. The Warrantholder, by acceptance hereof, represents to the Company that this Warrant and any Warrant Shares purchased upon exercise of this Warrant are being acquired solely for the Warrantholder's own account and not as a nominee for any other party, and for investment, and that the Warrantholder will not offer, sell or otherwise dispose of this Warrant or any such Warrant Shares except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws. Upon exercise of all or part of this Warrant, the Warrantholder shall, if requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, the foregoing representations and other representations the Warrantholder's status as an accredited and sophisticated investor (as defined in applicable rules and regulations under the Securities
Act) as may be reasonably requested by the Company.

        5.5 TRANSFER PROCEDURE. Subject to compliance with the other provisions of this Article V, transfer of this Warrant, in whole or in part, shall occur upon surrender of this Warrant at the principal office of the Company at the address set forth in Section 10.5, together with a duly executed written assignment of this Warrant and funds sufficient to pay any transfer taxes payable upon the making of such

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transfer and, if required, an opinion of counsel concerning the compliance of such transfer with the Securities Act and applicable state securities laws. Upon receipt of such items, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denomination(s) specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The assignor shall bear all expenses reasonably incurred by the Company in connection with such assignment.

        5.6 MAINTENANCE OF TRANSFER BOOKS. The Company agrees to maintain, at the principal office of the Company at the address set forth in Section 10.5, books or records for the registration and the registration of transfer of this Warrant or any warrant of the Company issued in exchange for this Warrant.

VI. CAPITAL EVENT

        6.1 ISSUANCE OF NEW WARRANT IN SUCCESSOR UPON CAPITAL EVENT. Upon the consummation of any Capital Event, the successor or acquiring Person (the "SUCCESSOR") to or in such Capital Event shall issue to the Warrantholder a new warrant of the Successor which shall include all material terms of this Warrant, including without limitation the provisions of Section 2.4 regarding vesting and exercise, except that such warrant shall provide for the purchase (upon satisfaction of the relevant vesting criteria under Section 2.4), at the Exercise Price per share, instead of the number of shares of Common Stock issuable hereunder, of the kind and amount of shares of common stock or other securities or cash or other property of the Successor that would be received by a holder of such number of shares of Common Stock in such Capital Event.

        6.2 SUCCESSIVE CAPITAL EVENTS. The provisions of this Article VI shall apply to successive Capital Events.

VII. NECESSARY ACTIONS

        The Company will: (a) use its commercially reasonable efforts to obtain all such authorizations, approvals, exemptions or consents from any Governmental Authority having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant (including, without limitation, making all necessary filings with such Governmental Authorities); (b) take all necessary steps (including, without limitation, making appropriate amendments to its certificate of incorporation) to ensure that the Company has authorized a sufficient number of authorized but unissued shares of its common stock to provide for the issuance of the Warrant Shares; (c) reserve from such authorized but unissued shares of common stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of this Warrant; and (d) take all actions as may be necessary or appropriate to ensure that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant that are not subject to any preemptive rights and are free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issuance.

VIII. SUPPLYING INFORMATION

        8.1 COOPERATION. The Company shall cooperate with the Warrantholder and each holder of Warrant Shares in supplying such information as may be reasonably necessary for such holders to complete and file any information reporting forms presently or hereafter required by the Securities Exchange Commission and any state securities agency as a condition to the availability of an exemption under the Securities Act and any applicable state securities law for the sale of this Warrant or any Warrant Shares.

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        8.2 INFORMATION. During the Exercise Period, the Company shall provide to the Warrantholder copies of all reports, filings and financial statements the Company provides to its stockholders generally, at the same time as such materials are provided to the stockholders.

IX. LOSS OR MUTILATION

        On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (a) in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company; or (b) in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

X. MISCELLANEOUS

        10.1 ENTIRE AGREEMENT. This Warrant, together with the relevant provisions of the Asset Purchase Agreement referred to herein or which expressly govern the interpretation or exercise of rights and obligations under this Warrant, constitutes the entire agreement between the Company and the Warrantholder with respect to the Warrant.

        10.2 Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Warrantholder shall operate as a waiver of such right or otherwise prejudice the Warrantholder's rights, powers or remedies.

        10.3 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective successors and permitted assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

        10.4 SECTION AND OTHER HEADINGS. The section and other headings contained in this Warrant are for reference purposes only and shall not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

        10.5 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile transmission, courier service, overnight mail or personal delivery:


                                                        with a copy which shall not
              If to the Company:                        constitute notice) to:

              e-centives, Inc.                          Hogan & Hartson, L.L.P.
              6901 Rockledge Drive, 7th Floor           555 Thirteenth Street, N.W.
              Bethesda, Maryland 20817                  Washington, D.C. 20024
              Attn:   General Counsel                   Attn:   Steven M. Kaufman
              Tel:    (240) 961-1640                    Tel:    (202) 637-5736
                      Fax: (240) 333-6204                       Fax: (202) 637-5910


              If to the Warrantholder:                  with a copy (which shall not
                                                        constitute notice) to:

              Inktomi Corporation                       Skadden, Arps, Slate, Meagher &
              4100 East Third Avenue                    Flom LLP
              Foster City, California 94404             525 University Avenue, Suite 220


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

              Attn: General Counsel               Palo Alto, California 94301
              Tel: (650) 653-2800                 Attn: Kenton J. King
                   Fax:   (650) 653-2801          Tel: (650) 470-4500
                                                       Fax: (650) 470-4570


        All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile transmission. Any party may by notice given in accordance with this Section 10.5 designate another address or Person for receipt of notices hereunder.

        10.6 SEVERABILITY. Whenever possible, each provision of this Warrant will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Warrant or the validity, legality or enforceability of this Warrant in any other jurisdiction. In such event, this Warrant will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        10.7 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT AND THE ISSUANCE OF SECURITIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA; PROVIDED HOWEVER, THAT MATTERS OF CORPORATE LAW (INCLUDING WITHOUT LIMITATION MATTERS RELATING TO THE ISSUANCE OF SHARES) SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DELAWARE GENERAL CORPORATION LAW.

        10.8 RIGHTS OR LIABILITIES AS STOCKHOLDER. The Warrantholder shall be deemed to have become a holder of record of the shares of Common Stock issuable under Section 2.2 as of the date on which all required deliverables pursuant to
Section 2.2 have been received by the Company. Until such time the Warrantholder shall not have any voting rights or other rights or liabilities of a stockholder of the Company with respect to the Common Stock issuable hereunder.

        10.9 AMENDMENT. No amendment or waiver of any provision of this Warrant shall be effective without the prior written consent of the Company and the Warrantholder.


                            [SIGNATURE PAGE FOLLOWS]

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                                 Signature Page
                                     WARRANT


        The Company has caused this warrant to be signed by its duly authorized officer.




                                        E-CENTIVES, INC.


                                        By:  /s/ Kamran Amjadi
                                           -------------------------------------
                                        Kamran Amjadi
                                        Chairman and Chief Executive Officer

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                                     Annex I

                               NOTICE OF EXERCISE

                 (To be executed upon exercise of this Warrant)


        The undersigned hereby irrevocably elects to exercise the right represented by this Warrant to purchase _________ shares of Common Stock, and herewith tenders to the Company as payment for such shares either (a) the amount of $__________ or (b) ________ shares of Common Stock, in accordance with the terms of this Warrant. The undersigned requests that a certificate for such shares be registered in the name of the undersigned and that such certificates be delivered to the undersigned's address below.

        The undersigned represents that it is an accredited and sophisticated investor (as defined in applicable rules and regulations under the Securities Act of 1933, as amended), and that it is acquiring such shares of Common Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof.

Dated:
      -------------------------


                                   Signature
                                            ----------------------------


                                            ---------------------------
                                                   (Print Name)

                                            ---------------------------
                                                 (Street Address)

                                            ---------------------------
                                            (City)  (State)  (Zip Code)

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================================================================================

                                    Annex II

                                 ---------------

                            Determination of Revenue

        This Annex II contains the criteria used to determine the Vesting Multiplier for purposes of Section 2.4 of the Warrant issued by e-centives, Inc., a Delaware corporation (the "COMPANY"), in favor of Inktomi Corporation, a Delaware corporation (the "Warrantholder"), to which this Annex II is attached. Any capitalized term not defined in this Annex II shall have the meaning assigned to the term in the Warrant. For the Vesting Multiplier to be greater than 0, both the relevant Revenues Test and the Product Performance Test set forth below must be met during the Warrant Period. Notwithstanding anything herein to the contrary, the Company agrees to operate the Business in good faith and will take no action to circumvent the Earnout.


I.  REVENUES TEST

        A. The term "BUSINESS" as used in this Annex II means the business and assets of the Commerce Product Business unit acquired pursuant to the Asset Purchase Agreement. Except as specifically provided in this Annex II, the Business shall not include any other business or assets of any other business entity owned or acquired by Company during the Warrant Period, unless otherwise agreed in writing by the Company and the Warrantholder.

        B. For purposes of this Annex II, revenue ("REVENUE") of the Business for the Warrant Period shall be determined in the following manner. All determinations of Revenue shall be made in accordance with GAAP, applied in a manner consistent with the financial statements of the Company, and shall be net of any returns or bad debt expense.

               1. The Company shall determine the revenues from the licensing or sale of any of the products or functionality included in the Business acquired from the Warrantholder (the "ACQUIRED PRODUCTS/FUNCTIONALITY"), and offered by the Company on a stand-alone basis. All of these amounts shall be included in "Revenue."

               2. In the case of Acquired Products/Functionality offered by the Company as incorporated into or in conjunction with other products or services of the Company such that the revenues solely attributable to the Acquired Products/Functionality cannot readily be determined by the Company ("COMBINED PRODUCTS/FUNCTIONALITY"), the Company shall make a reasonable allocation of the revenues realized from the licensing or sale of Combined Products/Functionality between the Acquired Products/Functionality and other products or services of the Company based upon the respective functions performed by each, the number of lines of software code and/or other appropriate method applicable to a particular product or functionality, in each case acting in good faith and consistently with other similar allocations made by the Company hereunder or for other purposes. "Revenue" shall include the portion of the net revenues from the licensing or sale of Combined Products/Functionality so allocated to the Acquired Products/Functionality.

               3. In the case of each contract entered into within the Warrant Period, where the Company has a legal right to receive revenue from the licensing or sale of Acquired Products/Functionality or Combined Products/Functionality after the Warrant Period, but where such right is not considered revenue for the Warrant Period under applicable GAAP revenue recognition principles ("UNREALIZED CONTRACTS"), the Company shall determine the applicable revenues (under paragraph 1 or 2 above, as applicable) which it is

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legally entitled to receive under such Unrealized Contracts without further action on the part of the customer (such as the exercise of any options to purchase products beyond those legally committed to in the contract). The Company shall then (i) apply a reasonable discount to such revenues to reflect the fact that they will be received after the end of the applicable period, which discount shall be based on the Company's cost of funds at such time (or, if not determinable, the cost of funds for similarly situated companies as reasonably determined by the Company's financial adviser), (ii) reduce such revenues by a probability factor that reflects any applicable uncertainties regarding the Company's ability to perform the Unrealized Contract and become entitled to the revenues and (iii) reduce such revenues by a probability factor that reflects any applicable uncertainties or externalities regarding the ability of a customer who is a party to such Unrealized Contract to perform the Unrealized Contract and entitle the Company to realize revenues, it being understood that all of the foregoing reductions shall be multiplicative in application, and not additive. The resulting amount (the "CONTRACT VALUE") for each Unrealized Contract shall be included in "Revenue."

               4. A computation of the Revenues for the applicable period will be prepared by the Company in the form of a report in accordance with the foregoing principles and delivered to the Warrantholder within forty-five (45) days after completion of the Warrant Period.


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